Filed pursuant to Rule 424(b)(3)
Registration No. 333-207255

PROSPECTUS

1,593,583 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the Selling Stockholder (as defined herein) of up to 1,593,583 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Inseego Corp. (the “Company”). The 1,593,583 shares of Common Stock covered by this prospectus represent shares of Common Stock issuable upon exercise of a warrant to purchase shares of Common Stock that was issued to the Initial Holder (as defined herein) on March 26, 2015 (the “2015 Warrant”). In May 2019, the Initial Holder transferred warrants to purchase an aggregate of 500,000 shares of Common Stock previously represented by the 2015 Warrant to OTA LLC (the “Selling Stockholder”), in July 2019, the Initial Holder transferred warrants to purchase an aggregate of 500,000 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder, in October 2019, the Initial Holder transferred warrants to purchase an aggregate of 250,000 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder, and in December 2019, the Initial Holder transferred the remaining 343,583 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder. In connection with these transfers, the Company issued warrants to purchase 1,593,583 shares of Common Stock to the Selling Stockholder (the “Warrants”). The Warrants are exercisable during the period from September 26, 2015 through March 26, 2020, and have an exercise price of $5.50 per share of Common Stock. We have registered the resale of the shares of Common Stock initially underlying the 2015 Warrant as required by the terms of the Investors’ Rights Agreement between us and the Initial Holder, dated September 8, 2014, as amended August 6, 2018 (the “Investors’ Rights Agreement”).

Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares. The Selling Stockholder may offer and sell or otherwise dispose of the shares of Common Stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page10 for more information.

We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder.

The Selling Stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Initial Holder against certain liabilities. As of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of shares of Common Stock in this offering.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “INSG.” On December 6, 2019, the last reported sale price of our Common Stock on the NASDAQ Global Select Market was $6.94.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 and contained under similar headings in the other documents that we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2019.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor the Selling Stockholder has authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholder is offering to sell Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the Common Stock. In case there are differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

The Selling Stockholder is offering the Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Common Stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 6. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “Inseego™” or “the Company” refer to Inseego Corp., a Delaware corporation, and its wholly owned or indirect subsidiaries, and their predecessors. References to the “Selling Stockholder” refer to the stockholder listed herein under “The Selling Stockholder” and its transferees, donees, pledgees or other successors-in-interest.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries.

You should read this prospectus and the documents incorporated herein by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2019, including the amendment thereto filed on Form 10-K/A on April 30, 2019, and elsewhere in the other documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

TRADE NAMES, TRADEMARKS AND SERVICE MARKS

“Inseego” and the Inseego logo, “Novatel Wireless”, the Novatel Wireless logo, “MiFi”, “MiFi iQ”, “MiFi Intelligent Mobile Hotspot”, “MiFi Freedom. My Way.”, “Ctrack”, the Ctrack logo, “Inseego North America”, “Skyus” and “Crossroads” are trademarks or registered trademarks of Inseego Corp. and its subsidiaries. Other trademarks, trade names or service marks used in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part.

Our Company

The Company is a leader in the design and development of mobile (advanced 4G and 5G New Radio (“5G NR”)), Internet of Things (“IoT”) and cloud solutions for large enterprise verticals, service providers and small and medium-sized businesses around the globe. Our product portfolio consists of fixed and mobile device-to-cloud solutions that provide compelling, intelligent, reliable and secure end-to-end IoT services with deep business intelligence. The Company’s products and solutions power mission critical applications with a “zero unscheduled downtime” mandate, such as 5G fixed wireless access gateway solutions, 4G and 5G mobile broadband, industrial IoT, SD WAN failover management, asset tracking and fleet management services. Our solutions are powered by our key innovations in purpose-built Software-as-a-Service cloud platforms, IoT and mobile technologies, including a suite of products employing the 5G NR standards.

We have invented and reinvented ways in which the world stays connected, accesses information and derives intelligence from that information. With multiple first-to-market innovations and a strong and growing portfolio of hardware and software innovations for IoT, the Company has been advancing technology and driving industry transformation for over 30 years. It is this proven expertise, commitment to quality and obsession with innovation and relentless execution that makes us a preferred global partner of service providers, distributors, value-added resellers, system integrators, enterprises and small and medium-sized businesses.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 12, 2019, including the amendment thereto filed on Form 10-K/A on April 30, 2019. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

The Offering

Securities offered	1,593,583 shares of Common Stock issuable upon exercise of the Warrants.

Common Stock to be outstanding after the offering	81,955,225 shares

Selling Stockholder	All of the shares of Common Stock are being offered by the Selling Stockholder identified in the section titled “The Selling Stockholder” beginning on page 8 of this prospectus.

Use of Proceeds	We will not receive any of the proceeds from sales of shares of Common Stock by the Selling Stockholder.

NASDAQ Global Select Market Symbol	INSG

The above information regarding the shares of Common Stock to be outstanding after the offering is based on 80,361,642 shares of Common Stock outstanding as of December 4, 2019 and assumes exercise in full of the Warrants.

The following is a summary of the transactions relating to the securities being registered hereunder:

Private Placement

In order to fund working capital and for other general corporate purposes, on September 3, 2014, Novatel Wireless, Inc. (the predecessor to Inseego Corp., referred to herein as “Novatel Wireless”) entered into a Purchase Agreement (the “Purchase Agreement”) with HC2 Holdings 2, Inc. (the “Initial Holder”), a Delaware corporation, pursuant to which, on September 8, 2014, Novatel Wireless sold to the Initial Holder (a) 7,363,334 shares of the common stock, par value $0.001 per share, of Novatel Wireless (the “Novatel Wireless Common Stock”), (b) a warrant to purchase 4,117,647 shares of Novatel Wireless Common Stock at an exercise price of $2.26 per share (the “2014 Warrant”) and (c) 87,196 shares of Novatel Wireless’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), all at a purchase price of (i) $1.75 per share of Novatel Wireless Common Stock plus, in each case, the related 2014 Warrant and (ii) $17.50 per share of Series C Preferred Stock, for aggregate gross proceeds of approximately $14.4 million (collectively, the “Financing”). In connection with the Financing, Novatel Wireless entered into the Investors’ Rights Agreement pursuant to which Novatel Wireless granted to the Initial Holder certain observation rights and certain appointment and nomination rights related to the board of directors of Novatel Wireless, as well as rights with respect to the registration of the shares of Novatel Wireless Common Stock issued in the Financing and the shares of Novatel Wireless Common Stock underlying the 2014 Warrant and the Series C Preferred Stock.

On November 17, 2014, upon receipt of the requisite stockholder approval, the shares of Series C Preferred Stock held by the Initial Holder were automatically converted into 871,960 shares of Novatel Wireless Common Stock.

On March 26, 2015, the Initial Holder exercised the 2014 Warrant to purchase 3,824,600 shares of Novatel Wireless Common Stock at an exercise price of $2.26 per share for total proceeds to Novatel Wireless of $8.6 million.

On March 26, 2015, in order to induce the Initial Holder to exercise the 2014 Warrant for cash in connection with Novatel Wireless’s acquisition of Feeney Wireless, Novatel Wireless issued to the Initial Holder the 2015 Warrant to purchase 1,593,583 shares of Novatel Wireless Common Stock at an exercise price of $5.50 per share.

In connection with an internal reorganization of the Company on November 8, 2016 (the “Reorganization”), all outstanding shares of Novatel Wireless Common Stock automatically converted into shares of the Common Stock of Inseego. In addition, Inseego assumed all rights and obligations of Novatel Wireless pursuant to the Investors’ Rights Agreement and the 2015 Warrant automatically became exercisable into shares of the Common Stock of Inseego.

In May 2019, the Initial Holder transferred warrants to purchase an aggregate of 500,000 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder, in July 2019, the Initial Holder transferred warrants to purchase an aggregate of 500,000 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder, in October 2019, the Initial Holder transferred warrants to purchase an aggregate of 250,000 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder, and in December 2019, the Initial Holder transferred the remaining 343,583 shares of Common Stock previously represented by the 2015 Warrant to the Selling Stockholder. In connection with these transfers, the Company issued the Warrants.

The Warrants are exercisable during the period commencing on September 26, 2015 and ending on March 26, 2020, the expiration date of the Warrants. The Warrants are generally only exercisable on a cash basis; provided, however, that the Warrants may be exercised on a cashless basis if and only if a registration statement relating to the issuance of the shares underlying the Warrants is not then effective or an exemption from registration is not available for the resale of such shares. The Warrants may be exercised by surrendering the certificate evidencing the Warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable.

Company Information

Inseego Corp. is a Delaware corporation formed in 2016 and is the successor to Novatel Wireless, Inc., a Delaware corporation formed in 1996, resulting from an internal reorganization that was completed in November 2016. Our principal executive office is located at 12600 Deerfield Parkway, Suite 100, Alpharetta, GA 30004, our corporate offices are located at 9605 Scranton Road, Suite 300, San Diego, CA 92121, and we have sales and engineering offices located throughout the world. Our telephone number is (858) 812-3400. Inseego’s Common Stock trades on The NASDAQ Global Select Market under the trading symbol “INSG”.

We maintain an Internet website at www.inseego.com. We have included our website address in this prospectus solely as an inactive textual reference. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on or accessible through our website as part of this prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Common Stock by the Selling Stockholder. We may, however, receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised for cash. The exercise price of the Warrants held by the Selling Stockholder is $5.50 per share of our Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends, distributions or reclassifications, and mergers, consolidations, statutory share exchanges or other similar transactions. The Warrants contain a “cashless exercise” feature that allows the holders, under certain circumstances, to exercise the such Warrants without making a cash payment to us. There can be no assurance that the Warrants will be exercised by the Selling Stockholder at all or that the Warrants will be exercised for cash rather than pursuant to the “cashless exercise” feature. To the extent we receive proceeds from the cash exercise of the Warrants, we intend to use such proceeds for general corporate purposes, which may include, without limitation, supporting asset growth and engaging in acquisitions or other business combinations. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants.

The Selling Stockholder will pay any underwriting discounts and commissions and any similar expenses it incurs in disposing of the Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees, listing fees, fees and expenses incident to any required review by the Financial Industry Regulatory Authority, Inc., fees and expenses of our counsel and accountants and fees and expenses of one counsel to the Initial Holder (not to exceed $20,000).

THE SELLING STOCKHOLDER

This prospectus relates to the resale by the Selling Stockholder named below, from time to time, of up to 1,593,583 shares of our Common Stock issuable to the Selling Stockholder upon exercise of the Warrants, as described above under the heading “Prospectus Summary-Private Placement.”

We do not know when or in what amounts the Selling Stockholder may sell or otherwise dispose of the shares covered hereby. The Selling Stockholder might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Stockholder may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholder after completion of the offering. For purposes of the table below, we have assumed that the Selling Stockholder will have sold all of the shares covered by this prospectus upon completion of the applicable offering.

The Selling Stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. In addition, unless otherwise indicated in the footnotes below, we believe that: (a) the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer, and (b) the Selling Stockholder does not have any direct or indirect agreements or understandings with any person to distribute its shares.

We have agreed to use commercially reasonable efforts to keep the registration statement, of which this prospectus constitutes a part, effective until all of the securities covered by the registration statement have been sold or may be sold without restriction pursuant to Rule 144 promulgated by the SEC under the Securities Act.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that it may sell or otherwise dispose of from time to time under this prospectus. The percentage of beneficial ownership is based upon 80,361,642 shares of Common Stock issued and outstanding as of December 4, 2019. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and includes any securities that grant the Selling Stockholder the right to acquire Common Stock within 60 days of December 4, 2019. Information in the table below is based on information provided by or on behalf of the Selling Stockholder. Since the date on which it provided us with the information below, the Selling Stockholder may have sold, transferred or otherwise disposed of some or all of its shares in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus		Common Stock Owned After Offering(2)
	Number	Number		Number	Percent
OTA, LLC	1,593,583	1,593,583	(1)	0	0%

(1)

Represents shares of Common Stock issuable upon the exercise of the Warrants held by the Selling Stockholder. In addition to the shares set forth in the table, the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends, distributions or reclassifications, and mergers, consolidations, statutory share exchanges or other similar transactions.

(2)

For purposes of this table, the Company assumes that all of the shares covered by this prospectus will be sold by the Selling Stockholder and no other shares of Common Stock are acquired or sold by the Selling Stockholder prior to the completion of this offering.

Each time the Selling Stockholder sells any shares of Common Stock offered by this prospectus, it is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the Selling Stockholder and the terms of the shares of Common Stock being offered in the manner required by the Securities Act.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the Selling Stockholder offers or sells shares of Common Stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder, which as used herein includes donees, pledgees, transferees or other successors in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of Common Stock or interests in shares of Common Stock:

•	on any stock exchange, market or trading facility on which the shares are traded or in private transactions;

•	through dividends or distributions made by the Selling Stockholder to its partners, members or stockholders; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Stockholder or the purchasers of the Common Stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices, or without cash consideration.

The Selling Stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	sales on any national securities exchange or quotation on which the Common Stock may be listed or quoted at the time of the sale;

•	sales in the over-the-counter market;

•	sales in transactions other than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through dividends or other distributions made by the Selling Stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale or distribution; and

•	any other method permitted by applicable law.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus. The Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of our Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers or other financial institutions that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholder from the sale of the Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its respective agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the name of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the Initial Holder to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (b) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF COMMON STOCK

The following information describes our Common Stock, as well as certain provisions of our amended and restated certificate of incorporation (as amended, our “Certificate of Incorporation”) and our amended and restated bylaws (as amended, our “Bylaws”). This description is only a summary. You should also refer to our Certificate of Incorporation and Bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 150,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series designated by the Board, of which 150,000 shares have been designated as Series D Preferred Stock (as defined below) and of which 10,000 shares have been designated as Series E Fixed-Rate Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”). As of December 4, 2019, there were 80,361,642 shares of Common Stock and 10,000 shares of Preferred Stock issued and outstanding.

Common Stock

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the board of directors of the Company (the “Board”) out of funds legally available for that purpose. Pursuant to our Certificate of Incorporation, holders of Common Stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of any series of Preferred Stock that we may issue in the future.

Each share of Common Stock includes Series D Preferred Stock purchase rights (the “Rights”) pursuant to the rights agreement, dated as of January 22, 2018, between the Company and the rights agent named therein, as amended (the “Rights Agreement”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock. The Rights have no value except as reflected in the market price of the shares of the Common Stock to which they are attached, and can be transferred only with the shares of Common Stock to which they are attached.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “INSG.”

Preferred Stock

Our Certificate of Incorporation provides that we may issue shares of Preferred Stock from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management.

Series D Preferred Stock

The Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), is reserved for issuance in connection with the Rights outstanding under our Rights Agreement. The Series D Preferred Stock will not be redeemable at the option of the holder thereof. Each share of Series D Preferred Stock will be entitled to receive quarterly dividends when, and if declared by the Board, out of funds legally available for such purpose, equal to 1,000 times the aggregate of all dividends declared per share of Common Stock since the immediately preceding quarterly dividend payment date. In the event of our liquidation, the holders of Series D Preferred Stock will be entitled to an aggregate payment equal to 1,000 times the payment made per share of Common Stock, plus any accrued and unpaid dividends. Each share of Series D Preferred Stock shall be entitled to 1,000 votes, voting together with the shares of Common Stock, on any matter submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series D Preferred Stock will be exchanged for 1,000 times the amount of consideration into which each share of Common Stock is exchanged. Because of the nature of the Series D Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth share of Series D Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. The Series D Preferred Stock would rank junior to any other series of Preferred Stock. There are currently no shares of Series D Preferred Stock issued and outstanding.

Series E Preferred Stock

The Series E Preferred Stock was issued pursuant to a Securities Purchase Agreement, between Inseego and two accredited investors. Each share of Series E Preferred Stock entitles the holder thereof to receive, when, as and if declared by the Board out of assets legally available therefor, cumulative cash dividends at an annual rate of 9.00% payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2019. The Series E Preferred Stock has no voting rights unless otherwise required by law. The Series E Preferred Stock is perpetual and has no maturity date.

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

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the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

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upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, the Company has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire the Company.

Anti-Takeover Effects of Our Charter Documents

Our Certificate of Incorporation provides for our Board to be divided into three classes serving staggered terms. Approximately one-third of the Board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to the Board. Among other requirements, the advance notice provisions provide that (i) a stockholder must provide to the secretary of the Company timely notice (generally 90-120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders) of any business, including director nominations, proposed to be brought before the annual or special meeting, which notice must conform to the substantive requirements set forth in the Bylaws, (ii) a stockholder must deliver certain information regarding the person(s) making the proposal, and in the case of any nominee for election to the Board, information regarding such nominee, in each case as set forth in the Bylaws, and (iii) any nominee for election to the Board must provide both an executed questionnaire regarding his or her background, qualifications, stock ownership and independence, and an executed representation agreement regarding voting commitments, indemnification or similar arrangements and compliance with Company policies applicable to members of the Board. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Our Bylaws provide that our Board, our chairperson of the Board or our chief executive officer may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of stockholders prior to such time as a majority of the Board believed the matter should be considered or until the next annual meeting provided that the requestor met the notice and other requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the Board also could be delayed until the next annual meeting.

Our Certificate of Incorporation provides that our Bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Board is expressly authorized to adopt, amend or repeal our Bylaws. This provision may not be repealed, amended or altered in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Certificate of Incorporation does not allow stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder of the requisite number of shares of our capital stock would not be able to amend our Bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of our Board, our chairperson of the Board or our chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by our Board.

Anti-Takeover Effects of Our Rights Agreement

On January 22, 2018, the Company entered into a Rights Agreement with Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (“Rights Agent”). In connection with the Rights Agreement, the Board authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding and has authorized the issuance of one Right with respect to each share of Common Stock that is issued and becomes outstanding until the earlier of the Distribution Date and the Expiration Date (each as defined in the Rights Agreement). Prior to exercise, the Rights do not give their holders any rights as stockholders of the Company, including any dividend, voting or liquidation rights. The Rights trade only with the shares of Common Stock to which they are attached. A complete description and terms of the Rights are set forth in the Rights Agreement.

The Rights are not exercisable until the Distribution Date. Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Upon the Distribution Date, the Rights may be transferred separately from the Common Stock, and each Right, other than Rights held by an Acquiring Person (as defined below), will entitle its holder to purchase from the Company one one-thousandth of a share of Series D Preferred Stock, at a purchase price of $10.00 per one one-thousandth of a share of Series D Preferred Stock, subject to adjustment (the “Purchase Price”). An “Acquiring Person” is any person or group of affiliated or associated persons that has acquired or has the ability to acquire direct or indirect beneficial ownership of 4.9% or more of the Company’s Common Stock then-outstanding, subject to certain exceptions.

If any person becomes an Acquiring Person, each holder of Rights (other than Rights owned by an Acquiring Person, which shall have become void), will thereafter have the right to receive, upon exercise thereof, that number shares of Common Stock of the Company having a market value equal to two times the Purchase Price.

If, at any time after a person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current purchase price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value equal to two times the Purchase Price.

At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the Common Stock then-outstanding, the Board may exchange the Rights (other than Rights owned by an Acquiring Person, which shall have become void), at an exchange ratio of one share of Common Stock per Right, subject to adjustment.

The Rights will expire on the earliest of (i) the close of business on January 22, 2021, (ii) the time at which the Rights are redeemed, and (iii) the time at which the Rights are exchanged.

At any time before any person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate.

The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. However, from and after such time as any person becomes an Acquiring Person, the Rights Agreement shall not be amended or supplemented in any manner which would adversely affect the interests of the holders of Rights (other than Rights which have become null and void).

The Rights have anti-takeover effects. If the Rights are exercised, shares of Series D Preferred Stock will be issued, which will cause significant dilution to an Acquiring Person that attempts to acquire us on terms not approved by our Board. The Rights should not interfere with any merger or other business combination approved by our Board since the Rights may be amended to permit such acquisition or redeemed by us at $0.0001 per Right at any time prior to the time that a person or group becomes an Acquiring Person.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and related rights to purchase Series D Preferred Stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021, and its telephone number is (877) 290-2245.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Paul Hastings LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Inseego Corp. appearing in Inseego’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of Inseego’s internal control over financial reporting as of December 31, 2018, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Marcum LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2018, given on the authority of such firm as experts in accounting and auditing.

Mayer Hoffman McCann P.C., independent registered public accounting firm, audited our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Mayer Hoffman McCann P.C.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Inseego Corp. You may also access our reports and proxy statements free of charge at our Internet website, http://www.inseego.com.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We hereby incorporate by reference the following information or documents into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 12, 2019, and the amendment thereto filed on Form 10-K/A on April 30, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the SEC on November 12, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 9, 2019.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 9, 2019;

•	our Current Reports on Form 8-K filed with the SEC on March 29, 2019, June 26, 2019, August 13, 2019 and October 2, 2019; and

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the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 29, 2000, including any amendments or reports filed for the purpose of updating such description, as amended by the Registrant’s Current Report on Form 8-K12G3, dated November 9, 2016.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to each person, including any beneficial owner, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Inseego Corp., Attention: Shareholder Services, 9605 Scranton Road, Suite 300, San Diego, CA 92121, telephone (858) 812-3400.

Inseego Corp.

1,593,583 Shares of Common Stock

PROSPECTUS

December 9, 2019